CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

UpperSolution.com
153 Lake Mead Parkway #2240
Henderson, NV 89015

We hereby consent to the use of our audit report dated August 14, 2013 in this Registration Statement on Form S-1, with respect to the balance sheet of UpperSolution.com as of May 31, 2013, and the related statements of operations, stockholders' equity and cash flows for the period from April 20, 2013 (inception) through May 31, 2013. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC
Suffern, New York
January 29, 2014